Exhibit 2.2

FIRST AMENDMENT TO agreement AND PLAN OF MERGER

This First AMENDMENT TO THE agreement AND PLAN OF MERGER, dated as of March 26, 2019 (this “Agreement”), is by and among Omega Healthcare Investors, Inc., a Maryland corporation (“Parent”), OHI Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Parent Operating Partnership” and, together with Parent, the “Parent Parties”), MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), MedEquities OP GP, LLC, a Delaware limited liability company and the sole general partner of the Company Operating Partnership (the “Company General Partner”), and MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Company Operating Partnership” and, collectively with the Company and the Company General Partner, the “Company Parties”). Parent, the Parent Operating Partnership, the Company, the Company General Partner and the Company Operating Partnership are each individually referred to herein as a “Party” and collectively as the “Parties.”  Unless otherwise defined herein, capitalized terms used but not defined herein have the meanings ascribed to them under the Merger Agreement (as defined below).

WITNESSETH

WHEREAS, the Parties are party to that certain Agreement and Plan of Merger, dated as of January 2, 2019 (the “Merger Agreement”), upon the terms and subject to the conditions of which, the Parties will, among other things, effect a business combination through a merger of the Company with and into Parent, with Parent being the surviving entity;

WHEREAS, the Parties desire to amend the Merger Agreement and enter into certain agreements relating thereto, in each case as set forth in this Agreement, in order to amend certain matters relating to the Pre-Closing Dividend (as defined below) such that the Pre-Closing Dividend shall be paid in accordance with the requirements of the NYSE and the Depository Trust Company; and

WHEREAS, Section 9.1(a) of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing signed by the Company and Parent.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt of which is acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Amendment.

(a)Section 2.1(d) of the Merger Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing such first sentence of such Section 2.1(d) with the following two sentences:

“The Company shall declare a special dividend of $0.21 per share of Company Common Stock payable to the holders of Company Common Stock as of the Closing Date payable together with the Cash Consideration and Fractional Share Consideration from the Exchange Fund in accordance with Section 2.2 (the “Pre-Closing Dividend”).  The Pre-Closing Dividend shall be paid in accordance with this Section 2.1(d) and Sections 2.2, 2.4(a) and 2.5 of this Agreement.”

2.Reservation of Rights.  This Agreement, together with the Merger Agreement, contains the entire understanding of the Parties with respect to the subject matter of this Agreement and from and after the date hereof, the Merger Agreement shall be deemed to mean the Merger Agreement, as amended by this Agreement.  The parties hereto agree that this Agreement shall not be deemed to constitute a waiver of any existing right or remedy under the Merger Agreement.  Except as specifically stated herein, (i) each party hereto hereby expressly reserves all rights and remedies available to such party for the full protection and enforcement of its rights or remedies under the Merger Agreement, without prejudice to any rights or remedies that such party may now have or may have in the future under or in connection with the Merger Agreement, and (ii) the Merger Agreement, as amended by this Agreement, shall continue in full force and effect in accordance with the provisions thereof.

3.Miscellaneous.

(a)Representations and Warranties of the Company.  Company represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery of this Agreement by Company has been duly and validly authorized by all necessary company action, including by Company’s Board of Directors, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, and (iii) this Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent, constitutes a legally valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)Representations and Warranties of Parent.  Parent represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery of this Agreement by Parent has been duly and validly authorized by all necessary company action, including by the Parent’s Board of Directors, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, and (iii) this Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)Other Miscellaneous Terms.  The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Agreement.

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Exhibit 2.2

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

OMEGA HEALTHCARE INVESTORS, INC.

By:/s/ Robert O. Stephenson

Name:Robert O. Stephenson

Title:Chief Financial Officer and Treasurer

COMPANY:

MEDEQUITIES REALTY TRUST, INC.

By:/s/ John W. McRoberts

Name:John W. McRoberts

Title:Chief Executive Officer